Exhibit (d)(6)

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment made as of September 14, 2007, by and between Hansberger International Series, formerly Hansberger Institutional Series (the “Trust”) and Hansberger Global Investors, Inc. (the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to an Investment Advisory Agreement dated March 9, 2007 (the “Agreement”), governing the terms and conditions under which the Adviser provides certain investment management services to the series of the Trusts; and

WHEREAS, the Trust and the Adviser desire to modify the timing of the annual review of the Agreement by the Board of Trustees of the Trust;

NOW THEREFORE, in consideration of the premises and covenants contained herein, the Trust and the Adviser hereby agree as follows:

1.	Section 12 of the Agreement is amended by deleting the first sentence of such section and replacing it with the following:

“This Agreement, unless sooner terminated as provided herein, shall continue in effect for one year from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund of the Trust; provided, however, that if the holders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the Investment Company Act and Rules thereunder.”

2.	Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect.

3.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative as of the date first above written.

HANSBERGER GLOBAL INVESTORS, INC.

By:	/s/ RONALD W. HOLT, JR.
Ronald W. Holt, Jr., President

HANSBERGER INTERNATIONAL SERIES

By:	/s/ JOHN T. HAILER
John T. Hailer, President